FORM 8-K





                  SECURITIES AND EXCHANGE COMMISSION



                        Washington, D.C.  20549

                            CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the Securities
                         Exchange Act of 1934



Date of Report               October 17, 1995




                           PECO ENERGY COMPANY

        (Exact name of registrant as specified in its charter)



  PENNSYLVANIA                  1-1401              23-0970240
(State or other               (Commission          (IRS Employer
 jurisdiction of              file number)         Identification
 incorporation)                                     Number)





 230l Market Street, Philadelphia, Pennsylvania          19101

 (Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including
area code:                                        (215) 841-4000

ITEM 5. OTHER EVENTS

As previously reported, the Company has been informed by Public Service Electric and Gas Company (PSE&G) that the United States Nuclear Regulatory Commission (NRC) held an enforcement conference on July 28, 1995 relating to incorrectly positioned valves at Salem Generating Station (Salem). The violations included valves that were incorrectly positioned following a plant modification in May 1993, nonconservatisms in setpoints for a pressurized overpressure protection system and several examples of inadequate root-cause determination of events, leading to insufficient corrective actions at Salem. On October 16, 1995, the NRC proposed cumulative civil penalties of $600,000 related to these violations. The base civil penalty for each violation is $50,000; however, in each case, the NRC stated in its Notice of Violation that it proposed a $100,000 civil penalty for each violation to forcefully convey the NRC's high level of concern regarding the violations and causes, and the inadequacy of PSE&G's performance. The Company has been advised by PSE&G that it will not contest the proposed penalties.

The Company has been informed by PSE&G that it has completed its examination of Salem Unit No. 1 and its assessment of Unit No. 2 is continuing. Work on the 46 systems critical to Salem Unit No. 1 is continuing, including those common with Unit No. 2, with more than 25% of necessary work activities completed and many others initiated. Although PSE&G had previously estimated that Salem Unit
No. 1 would return to service in the first quarter of 1996, as a result of its completed assessment, PSE&G now expects the Unit to return in the second quarter of 1996, assuming receipt of required
NRC authorization, as to which no assurance can be given. The work scope assessment for Unit No. 2 is currently scheduled for completion in November 1995. PSE&G expects to present its final work scope assessment of both Units to the NRC in mid-December 1995. PSE&G has stated that because some of the work being performed relates to systems serving both Units, the additional time needed for Unit No. 1 does not necessarily mean that the current second quarter 1996 return estimate for Unit No. 2 will also be extended, although no assurance can be given. As previously disclosed, during the outages Unit No. 1 will undergo a previously scheduled refueling outage and Unit No. 2 will undergo a partial refueling which will allow PSE&G to eliminate a full refueling outage for Unit No. 2 scheduled for 1996.

The Company has been informed by PSE&G that it now estimates that its share of additional 1995 operating and maintenance expenses associated with Salem restart activities will amount to approximately $22 million (1). The increase in the estimate results from additional overtime expenses projected through year-end. Additional costs for 1996 (net of previously budgeted amounts for the previously scheduled 1996 refueling outage) will not be determined until after the assessment of Unit No. 2 is complete and final restart plans are developed.






































--------------------------
(1) PECO Energy Company and PSE&G each own 42.59% of Salem. As a result, based on PSE&G's estimates, PECO Energy's share of additional 1995 operating and maintenance expenses associated with Salem restart activities would also amount to approximately $22 million.












                          SIGNATURES




     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                     PECO ENERGY COMPANY







                                      \s\ J. B. Mitchell

                                   Vice President - Finance
                                         and Treasurer


        October 17, 1995